Exhibit 10.13

AGREEMENT

This "Agreement" effective as of January 1, 2020, between Burford Capital LLC, a Delaware corporation (the "Company"), and Elizabeth O'Connell (the "Employee").

WHEREAS, the Company and the Employee originally entered into an Employment Agreement dated as of December 15, 2017 (the "December 2017 Employment Agreement"); and

WHEREAS, the Company and the Employee desire to terminate the December 2017 Employment Agreement; and

WHEREAS, the Company and the Employee desire to enter into this Agreement as to the terms of the Employee's employment with the Company.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

POSITION AND DUTIES. The Employee's title and supervisor shall be as set forth in the attached schedule. The Employee shall use her best efforts to perform her duties hereunder in a satisfactory and professional manner and she shall be subject to and observe all applicable personnel and corporate policies, procedures, regulations of the Company, as in effect from time to time; provided, that to the extent there is any conflict between the provisions of any such policies, procedures and regulations and the provisions of this Agreement, the provisions of this Agreement shall control.

AT-WILL EMPLOYMENT. The Employee's employment with the Company shall be "at-will." She may resign her employment at any time and the Company may terminate her employment at any time for any (or no) reason (subject to the provisions described under "Termination of Employment" below). This provision may not be modified except in writing signed by the Employee and the Company's authorized representative.

BASE SALARY. The Employee's annual base salary is set forth in the attached schedule and will be payable pursuant to the Company's regular payroll practices.

DISCRETIONARY INCENTIVE PAYMENT. The Employee will be eligible to receive an annual discretionary incentive payment under the Company's annual bonus plan, as in effect at the time bonuses are paid and which may be amended from time to time. The Employee's annual discretionary incentive payment, if any, may be based on corporate performance, as determined by the Company in its sole discretion, and the Employee's individual performance, as determined by the Company in its sole discretion. The exercise of discretion in one year shall not bind the Company or act as a precedent for its exercise of discretion in any other year. If, on or before the date when an award might otherwise have been payable, the Employee's employment has been terminated or she has given notice to the Company of her resignation, she will not be entitled to receive any such award.

LONG TERM INCENTIVE PLAN. The terms applicable to the Employee's participation in the Company's Long Term Incentive Plan are set forth in the attached schedule.

CARRY AND DEFERRED PAYMENT OR DEFERRED COMPENSATION PLANS. The terms applicable to your participation, if any, in Company carry, deferred payment or deferred compensation plans, are set forth in the attached schedule.

EMPLOYEE BENEFITS. In addition to all other benefits described in this Agreement, the Employee will also be entitled to participate in the employee benefit plans and programs provided generally to United States-based employees. The Employee shall be entitled to the amount of paid vacation set forth in the attached schedule, subject to the Company's vacation policy.

TERMINATION OF EMPLOYMENT.

By the Company. The Company may terminate the Employee's employment at any time for any (or no) reason and without any notice.

Death. The Employee's employment shall terminate automatically upon death.

Notice of Intent to Leave. The Employee agrees that she will provide the Company with 30 days prior written notice of her intent to leave her employment for any reason. From the date that she notifies the Company of her intent to leave her employment to the last day of her employment ("Notice Period"), she will continue to be an employee and she will continue to be entitled to receive her Base Salary (but not any discretionary bonus). However, the Company reserves the right to waive or shorten her Notice Period, with or without notice, in accordance with business needs. The Employee's fiduciary duties and other obligations as an employee of the Company will continue and she will cooperate in the transition of her responsibilities.

Effects of Termination of Employment. Upon a termination of the Employee's employment for any reason, the Company shall not be required to pay her severance or benefits except as the Company may otherwise determine in its sole discretion.

COVENANTS.

Licenses and Registrations. The Employee agrees to maintain all necessary licenses and registrations in providing services pursuant to this Agreement.

Confidentiality. The Employee shall not (and shall cause her agents to not), directly or indirectly, use, make available, sell, disclose or otherwise communicate to any specified individual or entity (each, a "Person"), other than as reasonably required in the course of her assigned duties and for the benefit of the Company and its affiliates, during her employment and thereafter, any operational, business and technical information, nonpublic, proprietary or confidential information, knowledge or data relating to the Company or its affiliates (or any predecessor thereof), which shall have been learned or obtained by her before or during her employment by the Company (or any predecessor), provided that in the case of any confidential information that is, or could reasonably be expected to be, material non-public information regarding a publicly traded Person, or any confidential information in other appropriate circumstances, any disclosure thereof as reasonably required in the course of her assigned duties and for the benefit of the Company and its affiliates shall only be made to Persons who are similarly bound by an obligation to keep such information confidential. Without limiting the foregoing, the

Employee shall not (and shall cause her agents to not) make available, sell, disclose or otherwise communicate any of the foregoing information, knowledge or data considered to be a trade secret during the period of employment or at any time thereafter while such information remains a trade secret. The parties agree that confidential information shall be deemed strictly confidential and shall only be used in accordance with the terms of this Agreement. The foregoing shall not apply to information that: (i) was known to the public prior to its disclosure to her; (ii) becomes generally known to the public subsequent to disclosure to her through no act of her own or any of her representatives or agents in violation of this Agreement or any Fund Agreements; or (iii) the Employee is required to disclose by applicable law, regulation or legal process, court order or subpoena (provided, however, that she provide the Company with prior notice of the contemplated disclosure and cooperate with the Company at its expense in seeking a protective order or other appropriate protection of such information). The terms and conditions of this Agreement shall remain strictly confidential, and she hereby agrees not to disclose the terms and conditions hereof to any Person, other than immediate family members, legal advisors or personal tax or financial advisors, or prospective future employers solely for the purpose of disclosing the limitations on her conduct imposed by the provisions of this paragraph or as otherwise permitted by this Agreement.

Nonsolicitation. The Employee agrees that while she is employed by the Company or any of its affiliates, and in addition, during the period from the date of the termination of her employment for any reason until the first anniversary of the date of such termination of her employment, she will not, directly or indirectly, without the prior written consent of the Company:

(i) solicit as a client to perform services of any type that the Company's businesses rendered ("Services"), or assist others to solicit, any person or entity, (a) to or for which she provided Services as an employee of the Company or any of its affiliates, or (b) with respect to which she participated in or assisted in the making of a proposal to provide Services while employed with the Company or any of its affiliates (collectively, the "Restricted Clients") (for the avoidance of doubt, this restriction shall not restrict her from accepting employment with any person that performs any Services, provided that she does not solicit Restricted Clients), in each case, except in connection with her employment with the Company; or

(ii) solicit, or assist others in soliciting, current or "Former" employees of the Company to become associated with, or perform Services on behalf of, her or any employer or third party, or to otherwise disrupt, impair, damage or interfere with the Company's relationship with any such employees. ("Former" employees are those who became or become such within six months before or after the Employee leaves the Company.)

Non-Compete. The Employee's contractual obligation not to compete with the Company, if any, is set forth in the attached schedule.

Non-disparagement. During the Employee's employment with the Company and thereafter, she shall not (and shall cause her agents to not), directly or indirectly, make negative comments or otherwise disparage the Company, any affiliate of the Company, or any of their respective officers, directors, employees, members, managers,

shareholders, partners, agents or investment strategies or investments in any manner likely to be harmful to them or their business reputations or personal reputations other than while employed by the Company in the good faith performance of her duties to the Company. The foregoing shall not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including depositions in connection with such proceedings).

Return Of Company Property. On the date of the termination of her employment with the Company for any reason (or at any time prior thereto at the Company's request), the Employee shall return all property belonging to the Company or its affiliates (including, but not limited to, any Company-provided laptops, computers, cell phones, rolodexes and similar address books, wireless electronic mail devices or other equipment, or documents and property belonging to the Company or any of its affiliates).

Reformation. If it is determined by a court of competent jurisdiction in any state that any Covenant in this Agreement is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the laws of that state.

Cooperation. Upon the receipt of reasonable advance notice from the Company (including outside counsel), the Employee agrees that, while employed by the Company, and thereafter to the extent that compliance with this paragraph will not unreasonably interfere with her business commitments and other pursuits, she will provide transition services, respond and provide information with regard to matters in which she has knowledge as a result of her employment with the Company, and will provide reasonable assistance to the Company or any of its affiliates and their respective representatives in defense of any claims that may be made against the Company or any of its affiliates, and will assist the Company and its affiliates in the prosecution of any claims that may be made by the foregoing, to the extent that such claims may relate to her employment with the Company. The Employee promptly shall inform the Company if she becomes aware of any lawsuits involving such claims that may be filed or threatened against the Company or any of its affiliates. The Employee promptly shall inform the Company (to the extent that she is legally permitted to do so) if she is asked to assist in any investigation of the Company or any of its affiliates (or their actions), regardless of whether a lawsuit or other proceeding has then been filed against the foregoing with respect to such investigation, and shall not do so unless legally required. Upon presentation of appropriate documentation, the Company shall pay or reimburse the Employee for all reasonable out-of-pocket travel, duplicating or telephonic expenses incurred by the Employee in complying with this paragraph. As related to her complying with this paragraph, the Company shall indemnify the Employee, hold her harmless, and advance indemnification expenses to her in the same manner, and with the same obligations and limitations, as the Company is required to provide indemnification to its similarly situated officers, directors, managers, shareholders, members and employees.

Arbitration. The Employee and the Company irrevocably and unconditionally waive the right to seek remedies in court, including any right to a jury trial, and agree to submit exclusively to binding arbitration (to be conducted in the manner set forth below) any dispute, controversy or claim between us (or our respective heirs, successors, assigns or

affiliates) arising out of, relating to, or in connection with her employment. The arbitration shall be conducted in accordance with the Expedited Procedures of the Commercial Arbitration Rules of the American Arbitration Association (the "AAA") in effect at the time of the arbitration, except as such rules may be modified by mutual agreement of the parties. The seat of the arbitration shall be the city of the employment office of the employee and the arbitration shall be conducted in English. The arbitration shall be conducted by one arbitrator in accordance with the applicable rules, except that any discovery allowed by the applicable rules shall be further limited in scope. If the parties have not agreed upon an arbitrator within thirty (30) days after the filing of the Request for Arbitration, then any party may request the AAA to appoint the arbitrator; provided, however, that such arbitrator is a partner in a law firm based in New York City or Chicago, Illinois with experience in dispute resolution involving the investment management business. The arbitrator shall have the authority to determine its own jurisdiction by interpreting the scope of this Agreement and whether a controversy or claim arises out of or relates to the Employee's employment, including any other agreement she enters into with the Company. The arbitral award shall be in writing, state the reasons for the award, and be final and binding on the parties. Any award rendered by the arbitrator shall be final and binding, and judgment may be entered on it in any court of competent jurisdiction at the time such award is rendered or as otherwise provided by law. The arbitrator shall have the authority to award monetary damages measured by the prevailing party's actual damages, as well as to award equitable relief in any form available in a court of law; the arbitrator shall not have authority to award punitive, exemplary or other damages not based on factual injury, and the parties hereby irrevocably waive any claim thereto. The parties, their representatives, other participants and the arbitrator shall hold the existence, content and result of any arbitration, in the strictest of confidence and shall not disclose the same except as required by law and in connection with the confirmation and enforcement of any arbitral award. In the event any one or more of the provisions contained herein shall be held invalid, illegal or unenforceable in any respect, such provision will be automatically modified to make it valid, binding and enforceable to the greatest extent possible consistent with the intent of the parties hereto, and the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

Equitable Relief and Other Remedies. The Employee acknowledges and agrees that the Company's remedies at law for a breach or threatened breach of any of the provisions of the Covenants set forth in this Agreement would be inadequate and, in recognition of this fact, she agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain preliminary equitable relief in the form of specific performance via a temporary restraining order or a temporary injunction to preserve its rights pending the outcome of arbitration pursuant to this agreement. In addition, the arbitrator shall have the ability to include any additional temporary or permanent equitable relief that would be available in a court of law as part of the arbitral process and ultimate award.

Governing Law. This Agreement shall be governed and conformed in accordance with the laws of the State of New York without regard to its conflict of laws provisions.

This Agreement (which includes the attached schedule) comprises the entire understanding between the Employee and the Company regarding the terms and conditions of her employment

with the Company, and fully supersedes any and all prior verbal or written communications regarding those terms and conditions that are not outlined herein including but not limited to the December 2017 Employment Agreement, which is null and void. The terms of this Agreement may not be altered, modified, or amended except by written instrument signed by the Employee and approved by a duly-authorized representative of the Company, which attaches a copy of this letter.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

COMPANY

By: [signature]
Name: Philip Braverman
Title: Managing Director, Tax & HR

EMPLOYEE

[signature]
Elizabeth O'Connell

Schedule

Name of Employing Company	Burford Capital LLC
Name of Employee	Elizabeth O'Connell
Effective Date	January 1, 2020
Job Title	Chief Strategy Officer
Supervisor	Christopher Bogart
Normal Place of Work	Your home and the Company's offices within New York City (from time to time) or such other place as the Company may require
Annual Base Salary	Your annual base salary will be $400,000, effective January 1, 2020 and shall be increased to $500,000 on March 1, 2020
Discretionary Incentive Payment	You will be eligible to receive: a discretionary incentive payment under the Company's annual bonus plan as in effect at the time bonuses are paid and which may be amended from time to time, which may be based on corporate performance, as determined by the Company in its sole discretion, and your individual performance, as determined by the Company in its sole discretion. The exercise of discretion in one year shall not bind the Company or act as a precedent for its exercise of discretion in any other year. If, on or before the date when an award might otherwise have been payable, your employment has been terminated or you have given notice to the Company of your resignation, you will not be entitled to receive any such award. Your incentive payment for the 2019 performance year shall be $1,050,000
Long Term Incentive Plan	You will receive a $650,000 award under the Burford Capital 2016 Long Term Incentive Plan (LTIP), effective at the end of the first calendar quarter following the Effective Date. You will be eligible to receive future awards under the LTIP, based on corporate performance, as determined by the Company in its sole discretion, and your individual performance, as determined by the Company in its sole discretion. All awards described in this paragraph are subject to the terms and conditions of the LTIP as administered by the Company, and/or an applicable award agreement thereunder.
Carry Payment	While you are employed, you shall receive an annual payment (the "Carry") equal to 30 basis points (0.3%) of the proceeds from all net cash investment gains generated in the calendar year from investments made beginning on January 1, 2015. Your payment shall be reduced on a dollar for dollar basis to the extent that it has been or will be provided through participation in the various carry partnerships established by the

	Company commencing in 2018. The Company's payment obligation shall remain extant regardless of the absence of such a partnership, and the level of participation in proceeds set out here shall apply to the extent it exceeds participation in such a partnership at a level below 30 basis points. If, on or before the date when a payment might otherwise have been payable, your employment has been terminated or you have given notice to the Company of your resignation, you will not be entitled to receive any such payment.
Deferred Compensation or Deferred Payment Plans	You may be eligible to participate in a deferred compensation or deferred payment plan maintained by the Company, based on corporate performance, as determined by the Company in its sole discretion, and your individual performance, as determined by the Company in its sole discretion. All participation described in this paragraph is subject to the terms and conditions of any deferred compensation or deferred payment plan as administered by the Company.
Non-Compete	You acknowledge that you will perform services of a unique nature for the Company that are irreplaceable, and that your performance of such services to a competing business will result in irreparable harm to the Company. Accordingly, during your employment hereunder and for a period of six (6) months thereafter, you agree that you will not, directly or indirectly, own, manage, operate, control, be employed by (whether as an employee, consultant, independent contractor or otherwise, and whether or not for compensation) or render services to any person, firm, corporation or other entity, in whatever form, engaged in competition with the Company or any of its subsidiaries or affiliates or in any other business in which the Company or any of its subsidiaries or affiliates is engaged on the date of termination or in which they have planned, on or prior to such date, to be engaged in on or after such date, in any locale of any country in which the Company conducts business. Notwithstanding the foregoing, nothing herein shall prohibit you from being a passive owner of not more than one percent (1%) of the equity securities of a publicly traded corporation engaged in a business that is in competition with the Company or any of its subsidiaries or affiliates, so long as you have no active participation in the business of such corporation. In addition, you will not be deemed to have violated this provision by commencing employment with a subsidiary, division or unit of any entity that engages in a business in competition with the Company or any of its subsidiaries or affiliates so long as you and such subsidiary, division or unit do not engage in a business in competition with the Company or any of its subsidiaries or affiliates.